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                                                                     EXHIBIT 3.8


                               FIRST AMENDMENT TO
                             SECOND RESTATED BYLAWS
                                       OF
                      HORNBECK-LEEVAC MARINE SERVICES, INC.

                             Effective May 28, 2002

         Section 4.1 is hereby amended to read in its entirety as follows:

         Section 4.1. Number, Qualifications and Term. The business affairs of the Corporation shall be managed or be under the direction of the Board of Directors; and, subject to any restrictions imposed by law, by the Certificate of Incorporation, or by these Bylaws, the Board of Directors may exercise all the powers of the Corporation. The Board Directors shall consist of at least four (4) members but no more than nine (9) members, as such number is determined from time to time by a vote of at least 66-2/3% of the directors then in office. The number may be decreased below four (4) or increased above nine (9) only by
(a) the vote of holders of at least eighty percent (80%) of the shares entitled to vote thereon, or (b) the unanimous vote of the Board of Directors. No decrease in number of directors shall shorten the term of any incumbent director. Directors need not be residents of Delaware but shall be stockholders of the Corporation. Except as otherwise provided in Section 4.3 of these Bylaws, the Board of Directors shall be divided into three classes, each class to be as nearly equal in number as possible. The terms of office of directors of the first class are to expire at the first annual meeting of stockholders after their election or appointment, that of the second class is to expire at the second annual meeting after their election or appointment, and that of the third class is to expire at the third annual meeting after their election or appointment. Thereafter, each director shall serve for a term ending on the date of the third annual meeting of stockholders following the annual meeting at which such director was elected. Any such election shall be conducted in accordance with Section 3.10 of these Bylaws. Each person elected a director shall hold office until his successor is duly elected and qualified or until his earlier resignation or removal in accordance with Section 4.2 of these Bylaws. To alter or repeal this classified board provision, the affirmative vote of the holders of at least eighty percent (80%) of the shares entitled to vote thereon is required.

         Section 4.2 is hereby amended to read in its entirety as follows:

         Section 4.2. Removal. Any director or the entire Board of Directors may be removed from office, at any time, but only for cause, at any meeting of stockholders by the affirmative vote of at least 80% of the shares of the stockholders entitled to vote at such meeting, if notice of the intention to act upon such matter shall have been given in the notice calling such meeting. If the notice calling such meeting shall have been so provided, the vacancy caused by such removal may be filled at such meeting by the affirmative vote of at least 80% of the shares of the stockholders present in person or by proxy and entitled to vote.






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"Cause" is defined to include only: Conviction of a felony; declaration of unsound mind by order of court; gross dereliction of duty; commission of an action involving moral turpitude; or commission of an action which constitutes intentional misconduct or a knowing violation of law if such action in either event results both in an improper substantial personal benefit and a material injury to the Corporation.

         Section 4.3 is hereby amended to read in its entirety as follows:

         Section 4.3. Vacancies. Vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director. When one or more directors shall die, resign, or be removed from the board, a majority of the directors then in office, including, if applicable, those who have so resigned effective at a future date, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office as provided in this section in the filling of other vacancies. A director elected to fill a vacancy shall be elected for the unexpired term of his predecessor in office.